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------                                                                                                   ---------------------------
FORM 3                                                                                                          OMB APPROVAL
------                                          U.S. SECURITIES AND EXCHANGE COMMISSION                  ---------------------------
                                                        WASHINGTON, DC 20549                             OMB NUMBER 3235-0104
                                                                                                         EXPIRES: DECEMBER 31, 2001
                                       INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES           ESTIMATED AVERAGE BURDEN
                                                                                                         HOURS PER RESPONSE..... 0.5
                                                                                                         ---------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940

------------------------------------------------------------------------------------------------------------------------------------
1. Name and Address of Reporting Person(1)|2. Date of Event Requiring Statement            |5. Relationship of Reporting Person
                                          |   (Month/Day/Year)                             |      to Issuer (Check all applicable)
          SAMSTOCK, L.L.C.                |   AUGUST 13, 2001                              |           Director     X  10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)      |3. IRS Identification |4. Issuer Name and Ticker|           Officer (give title below)
                                          |   Number of          |   or Trading Symbol     |     -----
                                          |   Reporting Person,  |                         |           Other (specify below)
                                          |   if an Entity       |   American Classic      |     -----
   TWO NORTH RIVERSIDE PLAZA, SUITE 600   |   (Voluntary)        |   Voyages Co. ("AMCV")  |
------------------------------------------|                      |-------------------------|----------------------------------------
               (Street)                   |                      |6. If Amendment, Date of |7. Individual or Joint/Group Filing
                                          |                      |   Original              |   (Check applicable line)
                                          |                      |   (Month/Day/Year)      |    Form Filed by One Reporting Person
                                          |                      |                         | --
CHICAGO         ILLINOIS         60606    |                      |                         |  X Form Filed by More Than One
------------------------------------------|------------------------------------------------| -- Reporting Person
(City)          (State)          (Zip)    |                                                |
                                          |                                                |
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                                      TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED
------------------------------------------------------------------------------------------------------------------------------------
1. Title of Security              |  2. Amount of Securities  |  3. Ownership Form: |  4. Nature of Indirect Beneficial Ownership
   (Instr. 4)                     |     Beneficially Owned    |     Direct (D) or   |     (Instr. 4)
                                  |     (Instr. 4)            |     Indirect (I)    |
                                  |                           |     (Instr. 5)      |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
COMMON STOCK                      |         52,000(1)         |         D           |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
----------------------------------|---------------------------|---------------------|-----------------------------------------------
                                  |                           |                     |
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Reminder: Report on a separate line for each class of securities          (Over)
beneficially owned directly or indirectly.

* If the form is filed by more than one reporting person, see Instruction
  5(b)(v).

                            (Print or Type Response)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                  Page 1 of 3
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FORM 3 (CONTINUED)                      TABLE II -- DERIVATIVE SECURITIES BENEFICIALLY OWNED
                                   (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

-----------------------------------------------------------------------------------------------------------------------------------
1. Title of Derivative | 2. Date Exercisable    |  3. Title and Amount of Securities   |4. Conversion  |5. Ownership |6. Nature of
   Security (Instr. 4) |    and Expiration Date |     Underlying Derivative Securities |   or Exercise |   Form of   |   Indirect
                       |    (Month/Day/Year)    |     (Instr. 4)                       |   Price of    |   Derivative|   Beneficial
                       |                        |                                      |   Derivative  |   Security: |   Ownership
                       |                        |                                      |   Security    |   Direct    |   (Instr. 5)
                       |                        |                                      |               |   (D) or    |
                       |------------------------|--------------------------------------|               |   Indirect  |
                       |            |           |                       | Amount or    |               |   (I)       |
                       | Date       | Expiration|                       | Number of    |               |   (Instr. 5)|
                       | Exercisable| Date      |  Title                | Shares       |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
-----------------------|------------|-----------|-----------------------|--------------|---------------|-------------|--------------
                       |            |           |                       |              |               |             |
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Explanation of Responses:

(1) These securities are owned solely by Samstock, L.L.C., which is a member of a "group" with CHAI Trust Company, L.L.C. and
    Samuel Zell (together, the "Group") for purposes of Section 13(d) of the Exchange Act. CHAI Trust Company L.L.C. is the sole trustee of MMZ Trust, JLZ Trust, KZ Trust, SZ JoAnn Trust, SZ Matthew Trust, Zell EGI Trust, ZFT Grandchildren Trust, ZFT
    JoAnn Trust, ZFT Kellie Trust and ZFT Matthew Trust, which trusts hold in the aggregate 3,640,447 shares of the Issuer's Common
    Stock. CHAI Trust Company L.L.C. holds no pecuniary interest in any of the Issuer's securities held by such trusts or by the other members of the Group and does not hold for itself any securities of the Issuer.

                                                                                             /s/ Donald J. Liebentritt      8/23/01
                                                                                          --------------------------------  -------
                                                                                          By:  Donald J. Liebentritt,         Date
                                                                                               Vice President
                                                                                          For: Samstock, L.L.C.

**  Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
    See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).



   Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

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                            JOINT FILER INFORMATION

Name:               This Form 3 is being filed by the following:

                    Samstock, L.L.C.; and
                    CHAI Trust Company, L.L.C.
                    (together, the "Group").

Address:            The address of each member of the Group is:

                    Two North Riverside Plaza
                    Chicago, Illinois 60606

Designated Filer:   Samstock, L.L.C.

Issuer & Ticker Symbol:  American Classic Voyages Co. (AMCV)

Date of Event Requiring Statement: August 13, 2001

Dated: August 23, 2001


Signature:                                    /s/ Donald J. Liebentritt
                                      ------------------------------------------
                                      By:  Donald J. Liebentritt, Vice President
                                      For: CHAI Trust Company, L.L.C.



                               Page 3 of 3                       SEC 1473 (3-99)